Exhibit 99.1

Point Therapeutics to Present at Adams Harkness 25th Annual Summer Seminar

    BOSTON--(BUSINESS WIRE)--Aug. 2, 2005--Point Therapeutics, Inc. (NASDAQ:POTP) announced that Don Kiepert, President and CEO, will present at the Adams Harkness 25th Annual Summer Seminar on Wednesday, August 3, 2005 at 1:30 p.m. ET at the Boston Marriot Long Wharf Hotel. Mr. Kiepert will review key research and development accomplishments and discuss upcoming corporate initiatives. A live webcast of the presentation will be available on the Company's Web site, www.pther.com at 1:30 p.m. ET, August 3, 2005.

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company developing a family of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Its lead product candidate, talabostat (PT-100), is a small molecule drug in Phase 2 clinical trials. Talabostat is orally-active and, through a novel mechanism of action, has the potential to inhibit the growth of malignant tumors and to support the reconstitution of the hematopoietic system. In 2004, Point initiated four Phase 2 clinical trials of talabostat. The trials are studying talabostat in combination with docetaxel in metastatic non-small cell lung cancer, talabostat as a single agent in metastatic melanoma, talabostat in combination with cisplatin in metastatic melanoma, and talabostat in combination with rituximab in advanced chronic lymphocytic leukemia. In June of 2005, Point announced the initiation of a fifth Phase 2 clinical trial studying talabostat in combination with gemcitabine in metastatic pancreatic cancer. In addition, Point's portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop and manufacture products, (ii) obtain external funding to finance the operations, (iii) obtain the necessary regulatory approvals, and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2005 and from time to time in Point's other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508
             Director, Corporate Communications